Exhibit 2.01

DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

The following is a description of our outstanding securities registered under Section 12 of the Exchange Act as required pursuant to the relevant Items under Form 20-F. As of December 31, 2022, Zenvia Inc. (“we,” “us,” and “our”) had the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common shares, nominal value of US$0.00005	ZENV	Nasdaq Capital Market

We were incorporated on November 3, 2020, as a Cayman Islands exempted company with limited liability duly registered with the Cayman Islands Registrar of Companies. Our corporate purposes are unrestricted, and we have the authority to carry out any object not prohibited by any law as provided by Section 7(4) of Companies Act (as amended) of the Cayman Islands, or the Companies Act.

Our affairs are governed principally by: (1) Articles of Association; (2) the Companies Act; and (3) the common law of the Cayman Islands. As provided in our Articles of Association, subject to Cayman Islands law, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, and, for such purposes, full rights, powers and privileges. Our registered office is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1 1104, Cayman Islands.

CLASS A COMMON SHARES

Item 9. General

9.A.3. Preemptive rights

See “—Item 10.B Memorandum and articles of association—Preemptive or Similar Rights” below.

9.A.5. Type and class of securities

Our Articles of Association authorize the issuance of (1) up to 500,000,000 Class A common shares, (2) 250,000,000 Class B common shares and (3) up to 250,000,000 which are as yet undesignated and may be issued as common shares or shares with preferred rights. As of the date of this annual report, 18,106,261 Class A common shares and 23,664,925 Class B common shares of our authorized share capital were issued, fully paid and outstanding.

Our Articles of Association authorize two classes of common shares: Class A common shares, which are entitled to one vote per share, and Class B common shares, which are entitled to 10 votes per share and to maintain a proportional ownership interest in the event that additional Class A common shares are issued. Any holder of Class B common shares may convert his or her shares at any time into Class A common shares on a share-for-share basis. The rights of the two classes of common shares are otherwise identical, except as described below. See “—Item 10.B Memorandum and articles of association—Anti-Takeover Provisions in our Articles of Association—Two Classes of Shares.”

Item 9.A.6. Limitations or qualifications

Not applicable.

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Item 9.A.7. Other rights

Not applicable.

Item 10.B. Memorandum and Articles of Association

The following is a summary of the material provisions of our authorized share capital and our Articles of Association. This discussion does not purport to be complete and is qualified in its entirety by reference to our Memorandum and Articles of Association. The form of our Articles of Association is filed as an exhibit to this annual report.

General

Zenvia Inc. was incorporated on November 3, 2020, as a Cayman Islands exempted company with limited liability duly registered with the Cayman Islands Registrar of Companies. Our corporate purposes are unrestricted, and we have the authority to carry out any object not prohibited by any law as provided by Section 7(4) of Companies Act (as amended) of the Cayman Islands, or the Companies Act.

Our affairs are governed principally by: (1) Articles of Association; (2) the Companies Act; and (3) the common law of the Cayman Islands. As provided in our Articles of Association, subject to Cayman Islands law, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, and, for such purposes, full rights, powers and privileges. Our registered office is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Our Class A common shares are listed on the Nasdaq under the symbol “ZENV.”

The following is a summary of the material provisions of our authorized share capital and our Articles of Association. This discussion does not purport to be complete and is qualified in its entirety by reference to our Articles of Association.

Share Capital

Our Articles of Association authorize two classes of common shares: Class A common shares, which are entitled to one vote per share, and Class B common shares, which are entitled to 10 votes per share and to maintain a proportional ownership interest in the event that additional Class A common shares are issued. Any holder of Class B common shares may convert his or her shares at any time into Class A common shares on a share-for-share basis. The rights of the two classes of common shares are otherwise identical, except as described below. See “—Anti-Takeover Provisions in our Articles of Association—Two Classes of Shares.”

At the date of this annual report, our total authorized share capital was US$50,000, divided into 1,000,000,000 shares with par value of US$0.00005 each, of which:

  500,000,000 shares are designated as Class A common shares;
  250,000,000 shares are designated as Class B common shares; and
  250,000,000 which are as yet undesignated and may be issued as common shares or shares with preferred rights.

As of December 31, 2022, 18,075,058 Class A common shares and 23,664,925 Class B common shares of our authorized share capital were issued, fully paid and outstanding.

Treasury Stock

At the date of this annual report, we have no shares in treasury.

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Issuance of Shares

Except as expressly provided in our Articles of Association, our board of directors has general and unconditional authority to allot, grant options over, offer or otherwise deal with or dispose of any unissued shares in the company’s capital without the approval of our shareholders (whether forming part of the original or any increased share capital), either at a premium or at par, with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, on such terms and conditions, and at such times as the directors may decide, but so that no share shall be issued at a discount, except in accordance with the provisions of the Companies Act. In accordance with its Articles of Association, we shall not issue bearer shares.

Our Articles of Association provide that at any time that there are Class A common shares in issue, additional Class B common shares may only be issued pursuant to (1) a share split, subdivision of shares or similar transaction or where a dividend or other distribution is paid by the issue of shares or rights to acquire shares or following capitalization of profits, (2) a merger, consolidation, or other business combination, or (3) an issuance of shares, including Class A common shares, whereby holders of the Class B common shares are entitled to purchase a number of Class B common shares that would allow them to maintain their proportional ownership interests in us (following an offer by us to each holder of Class B common shares to issue to such holder, upon the same economic terms and at the same price, such number of Class B common shares as would ensure such holder may maintain a proportional ownership interest in us pursuant to our Articles of Association). In light of: (a) the above provisions; (b) the fact that future transfers by holders of Class B common shares will generally result in those shares converting to Class A common shares, subject to limited exceptions as provided in the Articles of Association; and (c) the ten-to-one voting ratio between our Class B common shares and Class A common shares, means that holders of our Class B common shares will in many situations continue to maintain control of all matters requiring shareholder approval. This concentration of ownership and voting power will limit or preclude an investor’s ability to influence corporate matters for the foreseeable future. For more information see “—Preemptive or Similar Rights.”

Our Articles of Association also provide that the issuance of non-voting common shares requires the affirmative vote of a majority of the of then-outstanding Class A common shares.

Fiscal Year

Our fiscal year begins on January 1 of each year and ends on December 31 of the same year.

Voting Rights

The holders of the Class A common shares and Class B common shares have identical rights, except that (1) the holder of Class B common shares is entitled to 10 votes per share, whereas holders of Class A common shares are entitled to one vote per share, (2) Class B common shares have certain conversion rights and (3) the holder of Class B common shares is entitled to maintain a proportional ownership interest in the event that additional Class A common shares are issued. For more information see “—Preemptive or Similar Rights” and “—Conversion.” The holders of Class A common shares and Class B common shares vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders, except as provided below and as otherwise required by law.

Our Articles of Association provide as follows regarding the respective rights of holders of Class A common shares and Class B common shares:

(1)              Class consents from the holders of Class A common shares or Class B common shares, as applicable, shall be required for any variation to the rights attached to their respective class of shares, however, the Directors may treat any two or more classes of shares as forming one class if they consider that all such classes would be affected in the same way by the proposal;

(2)              the rights conferred on holders of Class A common shares shall not be deemed to be varied by the creation or issue of further Class B common shares and vice versa; and

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(3)              the rights attaching to the Class A common shares and the Class B common shares shall not be deemed to be varied by the creation or issue of shares with preferred or other rights, including, without limitation, shares with enhanced or weighted voting rights.

As set forth in the Articles of Association, the holders of Class A common shares and Class B common shares, respectively, do not have the right to vote separately if the number of authorized shares of such class is increased or decreased. Rather, the number of authorized Class A common shares and Class B common shares may be increased or decreased (but not below the number of shares of such class then outstanding) by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding Class A common shares and Class B common shares, voting together in a general meeting.

Preemptive or Similar Rights

The Class A common shares and Class B common shares are not entitled to preemptive rights upon transfer and are not subject to conversion (except as described below under “—Conversion”), redemption or sinking fund provisions.

The Class B common shares are entitled to maintain a proportional ownership interest in the event that additional Class A common shares are issued. As such, except for certain exceptions, including the issuance of Class A common shares in furtherance of our initial public offering, if we issue Class A common shares, we must first make an offer to each holder of Class B common shares to issue to such holder on the same economic terms such number of Class B common shares as would ensure such holder may maintain a proportional ownership interest into us. This right to maintain a proportional ownership interest may be waived by all of the holders of Class B common shares.

Conversion

The outstanding Class B common shares are convertible at any time as follows: (1) at the option of the holder, a Class B common share may be converted at any time into one Class A common share or (2) upon the election of the holders of all of the then outstanding Class B common shares, all outstanding Class B common shares may be converted into a like number of Class A common shares. In addition, each Class B common share will convert automatically into one Class A common share upon any transfer, whether or not for value, except for certain transfers described in the Articles of Association, including transfers to affiliates, with the restrictions set forth thereto. Furthermore, each Class B common share will convert automatically into one Class A common share and no Class B common shares will be issued thereafter if, at any time, the voting power of outstanding Class B common shares represents less than 10% of the aggregate voting power of the Class A common shares and Class B common shares then outstanding.

No class of our common shares may be subdivided or combined unless the other class of common shares is concurrently subdivided or combined in the same proportion and in the same manner.

Equal Status

Except as expressly provided in our Articles of Association, Class A common shares and Class B common shares have the same rights and privileges and rank equally, share proportionally and are identical in all respects as to all matters. In the event of any merger, consolidation, scheme, arrangement or other business combination requiring the approval of our shareholders entitled to vote thereon (whether or not we are the surviving entity), the holders of Class A common shares shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B common shares, and the holders of Class A common shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B common shares. In the event of any (1) tender or exchange offer to acquire any Class A common shares or Class B common shares by any third-party pursuant to an agreement to which we are a party, or (2) any tender or exchange offer by us to acquire any Class A common shares or Class B common shares, the holders of Class A common shares shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B common shares, and the holders of Class A common shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B common shares.

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Record Dates

For the purpose of determining shareholders entitled to notice of, or to vote at any general meeting of shareholders or any adjournment thereof, or shareholders entitled to receive dividend or other distribution payments, or in order to make a determination of shareholders for any other purpose, our board of directors may set a record date which shall not exceed forty (40) clear days prior to the date where the determination will be made.

General Meetings of Shareholders

As a condition of admission to a shareholders’ meeting, a shareholder must be duly registered as our shareholder at the applicable record date for that meeting and, in order to vote, all calls or installments then payable by such shareholder to us in respect of the shares that such shareholder holds must have been paid.

Subject to any special rights or restrictions as to voting then attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative not being himself or herself a shareholder entitled to vote) shall have one vote per Class A common share and 10 votes per Class B common share.

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call annual general meetings; however, the Articles of Association provide that in each year the company will hold an annual general meeting of shareholders, at a time determined by the board of directors.  The agenda for an annual general meeting of shareholders will only include such items as have been included therein by the board of directors.

Also, we may, but are not required to (unless required by the laws of the Cayman Islands), hold other extraordinary general meetings during the year. General meetings of shareholders are generally expected to take place in São Paulo, Brazil, but may be held elsewhere if the directors so decide.  To the extent permitted by law, annual general meetings may also be held virtually.

The Companies Act provides shareholders a limited right to request a general meeting and does not provide shareholders with any right to put any proposal before a general meeting in default of a company’s Articles of Association. However, these rights may be provided in a company’s Articles of Association. Our Articles of Association provides that upon the requisition of one or more shareholders representing not less than one-third of the voting rights entitled to vote at general meetings, the board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. The Articles of Association provide no other right to put any proposals before annual general meetings or extraordinary general meetings.

Subject to regulatory requirements, the annual general meeting and any extraordinary general meetings must be called by not less than five (5) clear days’ notice prior to the relevant shareholders meeting and convened by a notice, as discussed below. Alternatively, upon the prior consent of all holders entitled to receive notice, with regards to the annual general meeting, and the holders of two-thirds in par value of the shares entitled to attend and vote at an extraordinary general meeting, that meeting may be convened by a shorter notice and in a manner deemed appropriate by those holders.

We will give notice of each general meeting of shareholders by publication on its website and in any other manner that it may be required to follow in order to comply with Cayman Islands law, Nasdaq and SEC requirements. The holders of registered shares may be given notice of a shareholders’ meeting by means of letters sent to the addresses of those shareholders as registered in our shareholders’ register, or, subject to certain statutory requirements, by electronic means.

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Holders whose shares are registered in the name of DTC or its nominee, which we expect will be the case for substantially all holders of Class A common shares, will not be a shareholder or member of the company and must rely on the procedures of DTC regarding notice of shareholders’ meetings and the exercise of rights of a holder of the Class A common shares.

A quorum for a general meeting consists of any one or more persons holding or representing by proxy not less than one-third of the aggregate voting power of all shares in issue and entitled to vote upon the business to be transacted, provided that such a quorum must also include (i) Oria Zenvia Co-investment Holdings, LP, Oria Zenvia Co-investment Holdings II, LP, Oria Tech Zenvia Co-investment – Fundo de Investimento em Participações Multiestratégia, Oria Tech I Inovação Fundo de Investimento em Participações Multiestratégia and any investment fund, limited partnership or equivalent entity managed by Oria Gestão de Recursos Ltda. (including any successor entity), or Oria, for so long as they hold Class B common shares, and (ii) any affiliate of Cassio Bobsin for so long as it holds Class B common shares.

A resolution put to a vote at a general meeting shall be decided on a poll. An ordinary resolution to be passed by the shareholders at a general meeting requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote, present in person or by proxy and voting at the meeting. A special resolution requires the affirmative vote on a poll of no less than two-thirds of the votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our Company, as permitted by the Companies Act and our Articles of Association.

Pursuant to our Articles of Association, general meetings of shareholders are to be chaired by the chairman of our board of directors or in his absence the vice-chairman of the board of directors. If both the chairman and vice-chairman of our board of directors are absent, the directors present at the meeting shall appoint one of them to be chairman of the general meeting. If neither the chairman nor another director is present at the general meeting within 15 minutes after the time appointed for holding the meeting, the shareholders present in person or by proxy and entitled to vote may elect any one of the shareholders to be chairman. The order of business at each meeting shall be determined by the chairman of the meeting, and he or she shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Company, restrictions on entry to such meeting after the time prescribed for the commencement thereof, and the opening and closing of the polls. The chairman shall not have the right to vote in his capacity as chairman and shall not have a casting vote.

Liquidation Rights

If we are voluntarily wound up, the liquidator, after taking into account and giving effect to the rights of preferred and secured creditors and to any agreement between us and any creditors that the claims of such creditors shall be subordinated or otherwise deferred to the claims of any other creditors and to any contractual rights of set-off or netting of claims between us and any person or persons (including without limitation any bilateral or any multi-lateral set-off or netting arrangements between the company and any person or persons) and subject to any agreement between us and any person or persons to waive or limit the same, shall apply our property in satisfaction of its liabilities pari passu and subject thereto shall distribute the property amongst the shareholders according to their rights and interests into us.

Special Matters

We may not without the prior written consent of (i) Oria for so long as it holds Class B common shares and (ii) an affiliate of Cassio Bobsin for so long as it holds Class B common shares: change the number of directors; change the structure, function, and/or number of officers; amend our Articles of Association; vary the rights attaching to shares; approve any corporate restructuring, merger or consolidation of us with one or more constituent companies (as defined  in the Companies Act), the contribution by us of any assets to any subsidiary and/or the creation of any joint venture by us; approve any business combination; approve the winding-up, liquidation or dissolution of us; or take certain actions in respect of its share capital as set out in the Articles of Association; register as an exempted limited duration company; or approve the transfer by way of our continuation to a jurisdiction outside the Cayman Islands.

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Changes to Capital

Subject to the restrictions contained in the Articles of Association and summarized above in “—Special Matters,” we may from time to time by ordinary resolution:

  increase our share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe;
  consolidate and divide all or any of our share capital into shares of a larger amount than its existing shares;
  convert all or any of our paid-up shares into stock and reconvert that stock into paid up shares of any denomination;
  subdivide our existing shares or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; or
  cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

Our shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by the Company for an order confirming such reduction, reduce its share capital or any capital redemption reserve in any manner permitted by law.

In addition, subject to the provisions of the Companies Act and our Articles of Association, we may:

  issue shares on terms that they are to be redeemed or are liable to be redeemed;
  purchase its own shares (including any redeemable shares); and
  make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Companies Act, including out of its own capital.

Transfer of Shares

Subject to any applicable restrictions set forth in the Articles of Association, any of our shareholder may transfer all or any of his or her common shares by an instrument of transfer in the usual or common form or in the form prescribed by the Nasdaq or any other form approved by the Company’s board of directors.

The Class A common shares sold in our initial public offering are traded on the Nasdaq in book-entry form and may be transferred in accordance with our Articles of Association and the Nasdaq rules and regulations.

However, our board of directors may, in its absolute discretion, decline to register any transfer of any common share which is either not fully paid up to a person of whom it does not approve or is issued under any share incentive scheme for employees which contains a transfer restriction that is still applicable to such common share. The board of directors may also decline to register any transfer of any common share unless:

  the instrument of transfer is lodged with us, accompanied by the certificate (if any) for the common shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;
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  the instrument of transfer is in respect of only one class of shares;
  the instrument of transfer is properly stamped, if required;
  the common shares transferred are free of any lien in our favor; and
  in the case of a transfer to joint holders, the transfer is not to more than four joint holders.

If the directors refuse to register a transfer they are required, within fifteen business days after the date on which the instrument of transfer was lodged, to send to the transferee notice of such refusal.

Share Repurchase

The Companies Act and the Articles of Association permit us to purchase our own shares, subject to certain restrictions. The board of directors may only exercise this power on our behalf, subject to the Companies Act, the Articles of Association and to any applicable requirements imposed from time to time by the SEC, the Nasdaq or any recognized stock exchange on which our securities are listed.

Dividends and Capitalization of Profits

We have not adopted a dividend policy with respect to payments of any future dividends by us. Subject to the Companies Act, our shareholders may, by resolution passed by a simple majority of the voting rights entitled to vote at a general meeting, declare dividends (including interim dividends) to be paid to shareholders but no dividend shall be declared in excess of the amount recommended by the board of directors. The board of directors may also declare dividends. Dividends may be declared and paid out of funds lawfully available to us. Except as otherwise provided by the rights attached to shares and our Articles of Association, all dividends shall be paid in proportion to the number of Class A common shares or Class B common shares a shareholder holds at the date the dividend is declared (or such other date as may be set as a record date); but, (1) if any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly, and (2) where we have shares in issue which are not fully paid up (as to par value) we may pay dividends in proportion to the amounts paid up on each share.

The holders of Class A common shares and Class B common shares shall be entitled to share equally in any dividends that may be declared in respect of our common shares from time to time. In the event that there is a capitalization of profits in the form of Class A common shares or Class B common shares, or rights to acquire Class A common shares or Class B common shares, (1) the holders of Class A common shares shall receive Class A common shares, or rights to acquire Class A common shares, as the case may be; and (2) the holders of Class B common shares shall receive Class B common shares, or rights to acquire Class B common shares, as the case may be.

Appointment, Disqualification and Removal of Directors

We are managed by our board of directors. The Articles of Association provide that, unless otherwise determined by a special resolution of shareholders, the board of directors will be composed of four (4) to nine (9) directors, with the number being determined by a majority of the directors then in office. There are no provisions relating to retirement of directors upon reaching any age limit. The Articles of Association also provide that, while our shares are admitted to trading on the Nasdaq, the board of directors must always comply with the residency and citizenship requirements of the U.S. securities laws applicable to foreign private issuers.

Oria for so long as it holds (i) at least 30% of our combined voting power of the Class A and Class B common shares then outstanding, may appoint up to four directors at its discretion and (ii) at least 10% of our combined voting power of the Class A and Class B common shares then outstanding, may appoint up to one director at its discretion (and is entitled at any time to remove substitute or replace such directors).

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An affiliate of Cassio Bobsin for so long as it holds (i) at least 30% of our combined voting power of Class A and Class B common shares then outstanding, may appoint up to three directors at its discretion and (ii) at least 10% of our combined voting power of Class A and Class B common shares then outstanding, may appoint up to two directors at its discretion (and is entitled at any time to remove substitute or replace such directors).

In addition for so long as both Oria and an affiliate of Cassio Bobsin hold Class B common shares, they may jointly appoint two additional directors and are entitled at any time to jointly remove, substitute or replace such director. The board of directors shall have a chairman, for so long as both Oria and an affiliate of Cassio Bobsin hold Class B common shares, which chairman will be appointed in rotation for a term of a year by each of them as prescribed in the Articles of Association, such right to be exercised initially by an affiliate of Cassio Bobsin. Once neither Oria nor an affiliate of Cassio Bobsin hold Class B common shares, the chairman will be elected by the board of directors then in office instead. The directors may elect a vice chairman of the board of directors.

Subject to the foregoing, the Articles of Association provide that directors shall be elected by an ordinary resolution of our shareholders, which requires the affirmative vote of a simple majority of the votes cast on the resolution by the shareholders entitled to vote who are present, in person or by proxy, at the meeting. Each director shall be appointed and elected for a two-year term or until his or her death, resignation or removal, and is eligible for re-election.

The members of our board of directors are Jorge Steffens, Cassio Bobsin, Eduardo Aspesi, Paulo Sergio Caputo, Piero Lara Rosatelli and Ana Dolores Moura Carneiro de Novaes. Eduardo Aspesi and Ana Dolores Moura Carneiro de Novaes are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of the Nasdaq. We intend to appoint one additional independent director within one year following our initial public offering.

Any vacancies on the board of directors that arise other than in respect of appointments of the directors appointed by Oria or an affiliate of Cassio Bobsin as set out above or upon the removal of a director by resolution passed at a general meeting can be filled by the remaining directors (notwithstanding that they may constitute less than a quorum). Any such appointment shall be as an interim director to fill such vacancy until the next annual general meeting of shareholders.

Subject to the foregoing, additions to the existing board (within the limits set pursuant to the Articles of Association) may be made by ordinary resolution of the shareholders.

Grounds for Removing a Director

A director may be removed with or without cause by ordinary resolution, save that the director appointed by an affiliate of Cassio Bobsin may be removed by such affiliate of Cassio Bobsin at its discretion and the director appointed by Oria may be removed by Oria at its discretion. The notice of general meeting must contain a statement of the intention to remove the director and must be served on the director not less than ten calendar days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

The office of a director will be vacated automatically if he or she (1) becomes prohibited by law from being a director, (2) becomes bankrupt or makes an arrangement or composition with his creditors, (3) dies or is, in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as director, (4) resigns his office by notice to us or (5) has for more than six months been absent without permission of the directors from meetings of the board of directors held during that period, and the remaining directors resolve that his or her office be vacated.

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Proceedings of the Board of Directors

Our Articles of Association provide that our business is to be managed and conducted by the board of directors, save that we may not without (i) the consent of Cassio Bobsin, or in his absence, a director appointed by him while there is such director and (ii) the consent of a director appointed by Oria while there is such director: create new classes of shares, issue new shares, options, warrants or convertible securities of similar nature conferring the right upon the holders thereof to subscribe for purchase or receive any class of shares or securities in our capital; capital reduction, repurchase, amortization or redemption of any shares; approve the payment of any remuneration to a Director or executive Officer; approve any incentive plan (as set out in the Articles of Association); change our accounting practices except as required by applicable law; execute and/or terminate any shareholders’ agreement, quotaholders’ agreement, or any other agreements related to our interest in any subsidiary; approve our financial statements; observed rights of any affiliate of Cassio Bobsin or Oria under their applicable registration rights agreement, to effect offerings securities by us, or hire any investment banks or service providers inherent to any such offerings; approve the listing and/or the delisting of our securities with any designated stock exchange; change our dividend policy and/or approve any dividend, create and/or use our reserves; approve any budget, as well as any amendment to an approved budget or increases above five percent (5%) on its global approved amount and/or ten percent (10%) in each line; raise capital, borrow money, mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital in one transaction or in a series of transactions which value exceeds the equivalent of ten million Reais (R$10,000,000.00); subject to the Law, issue debentures, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party in one transaction or in a series of transactions which value exceeds the equivalent of ten million Reais (R$10,000,000.00); acquire, sell or encumber any of our permanent assets, in one transaction or in a series of transactions, which value exceeds the equivalent of ten million Brazilian Reais (R$10,000,000); approve any sale or encumbrance, for the benefit of a person of shares issued by any subsidiary or entities where we have an interest, or the admission of any new partner or shareholder in such subsidiaries; create or dissolve any permanent committees of the directors or committees where powers are delegated by the board of directors; carry out any investments outside the scope of our or our subsidiaries’ core business (as set out in the Articles of Association); incorporate any subsidiary (other than a wholly-owned subsidiary); acquire, sell or encumber the capital stock of entities in which we have an interest; appoint or terminate the engagement of any auditor that is not an Authorized Auditor as set out in the Articles of Association; provide any guarantee in respect of any person or related person of any of our shareholders, director and/or officers inter alia; appoint any officer; or approve the delegation of any powers by the board of directors.

The quorum necessary for the board meeting shall be a simple majority of the directors then in office (subject to there being a minimum of three directors present) and business at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall not have a casting vote.

Subject to the foregoing and the provisions of the Articles of Association, the board of directors may regulate its proceedings as they determine is appropriate. Board meetings shall be held at least once every calendar quarter and shall take place either in São Paulo, Brazil or at such other place as the directors may determine.

Subject to the provisions of the Articles of Association, to any directions given by ordinary resolution of the shareholders and the listing rules of the Nasdaq, the board of directors may from time to time at its discretion exercise all powers of Zenvia Inc., including, subject to the Companies Act, the power to issue debentures, bonds and other securities of the company, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party.

Inspection of Books and Records

Other than Oria, that so long as it holds Class B common shares, will have certain inspection rights set forth in the Articles of Association, holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of the list of shareholders or corporate records of the Company. However, the board of directors may determine from time to time whether and to what extent our accounting records and books shall be open to inspection by shareholders who are not members of the board of directors. Notwithstanding the above, the Articles of Association provide shareholders with the right to receive annual financial statements. Such right to receive annual financial statements may be satisfied by publishing the same on the company’s website or filing such annual reports as we are required to file with the SEC.

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Register of Shareholders

Our Class A common shares are generally held through DTC, and DTC or Cede & Co., as nominee for DTC, recorded in the shareholders’ register as the holder of our Class A common shares.

Under Cayman Islands law, we must keep a register of shareholders that includes:

  the names and addresses of the shareholders, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;
  whether voting rights attach to the shares in issue;
  the date on which the name of any person was entered on the register as a member; and
  the date on which any person ceased to be a member.

Under Cayman Islands law, our register of shareholders is prima facie evidence of the matters set out therein (i.e., the register of shareholders will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of shareholders is deemed as a matter of Cayman Islands law to have prima facie legal title to the shares as set against his or her name in the register of shareholders. Once the register of shareholders has been updated, the shareholders recorded in the register of shareholders should be deemed to have legal title to the shares set against their name.

However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of shareholders reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of shareholders maintained by a company should be rectified where it considers that the register of shareholders does not reflect the correct legal position. If an application for an order for rectification of the register of shareholders were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Exempted Company

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

  an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;
  an exempted company’s register of shareholders is not open to inspection;
  an exempted company does not have to hold an annual general meeting;
  an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);
  an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
  an exempted company may register as a limited duration company; and
  an exempted company may register as a segregated portfolio company.
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“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Anti-Takeover Provisions in our Articles of Association

Some provisions of the Articles of Association may discourage, delay or prevent a change in our control or management that shareholders may consider favorable. In particular, our capital structure concentrates ownership of voting rights in the hands of Cassio Bobsin, Oria Zenvia Co-investment Holdings, LP, Oria Zenvia Co-investment Holdings II, LP, Oria Tech Zenvia Co-investment – Fundo de Investimento em Participações Multiestratégia and Oria Tech I Inovação Fundo de Investimento em Participações Multiestratégia. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire our control to first negotiate with the board of directors. However, these provisions could also have the effect of discouraging others from attempting hostile takeovers and, consequently, they may also inhibit temporary fluctuations in the market price of the Class A common shares that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.

Two Classes of Common Shares

Our Class B common shares of are entitled to 10 votes per share, while the Class A common shares are entitled to one vote per share. Since Cassio Bobsin, Oria Zenvia Co-investment Holdings, LP, Oria Zenvia Co-investment Holdings II, LP, Oria Tech Zenvia Co-investment – Fundo de Investimento em Participações Multiestratégia and Oria Tech I Inovação Fundo de Investimento em Participações Multiestratégia own all of our Class B common shares, they have the ability to elect all directors and to determine the outcome of most matters submitted for a vote of shareholders. This concentrated voting control could discourage others from initiating any potential merger, takeover, or other change of control transaction that other shareholders may view as beneficial.

So long as Cassio Bobsin, Oria Zenvia Co-investment Holdings, LP, Oria Zenvia Co-investment Holdings II, LP, Oria Tech Zenvia Co-investment – Fundo de Investimento em Participações Multiestratégia and Oria Tech I Inovação Fundo de Investimento em Participações Multiestratégia have the ability to determine the outcome of most matters submitted to a vote of shareholders as well as the overall management and direction of Zenvia Inc., third parties may be deterred in their willingness to make an unsolicited merger, takeover, or other change of control proposal, or to engage in a proxy contest for the election of directors. As a result, the fact that we have two classes of common shares may have the effect of depriving an investor as a holder of Class A common shares of an opportunity to sell such investor’s Class A common shares at a premium over prevailing market prices and make it more difficult to replace the directors and management of Zenvia Inc.

Preferred Shares

Our board of directors is given wide powers to issue one or more classes or series of shares with preferred rights. Such preferences may include, for example, dividend rights, conversion rights, redemption privileges, enhanced voting powers and liquidation preferences.

Despite the anti-takeover provisions described above, under Cayman Islands law, our board of directors may only exercise the rights and powers granted to them under the Articles of Association, for what they believe in good faith to be in our best interests.

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Protection of Non-Controlling Shareholders

The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of our shares in issue, appoint an inspector to examine the Company’s affairs and report thereon in a manner as the Grand Court shall direct.

Subject to the provisions of the Companies Act, any shareholder may petition the Grand Court of the Cayman Islands which may make a winding up order, if the court is of the opinion that this winding up is just and equitable.

Notwithstanding the U.S. securities laws and regulations that are applicable to us, general corporate claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our Articles of Association.

The Cayman Islands courts ordinarily would be expected to follow English case law precedents, which permit a minority shareholder to commence a representative action against us, or derivative actions in our name, to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority and the wrongdoers themselves control Zenvia Inc., and (3) an irregularity in the passing of a resolution that requires a qualified (or special) majority.

Registration Rights

We entered into a registration rights agreement with substantially all of our pre-IPO shareholders pursuant to which we granted them customary registration rights for the resale of the Class A common shares held by them (including Class A common shares acquired upon conversion of Class B common shares). Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. Class A common shares covered by a registration statement will be eligible for sales in the public. In addition, even if such shareholders do not exercise their formal registration rights, they or entities controlled by them or their permitted transferees will, subject to customary lock-up agreements, be able to sell their shares in the public market from time to time without registering them, subject to certain limitations on the timing, amount and method of those sales imposed by regulations promulgated by the SEC.

Item 12. Description of Securities Other than Equity Securities

10.A. Debt Securities

Not applicable.

10.B. Warrants and Rights

Not applicable.

10.C.  Other Securities

Not applicable.

10.D. American Depositary Shares

Not applicable.

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